Exhibit 10.1
BELK, INC.
AMENDED AND RESTATED ANNUAL INCENTIVE PLAN
     The Belk, Inc. (“Company”) Amended and Restated Annual Incentive Plan (“Annual Incentive Plan”) is set forth in this document and is administered taking into account the bonus eligible associate compensation guidelines for a fiscal year maintained in the Company’s records. This Annual Incentive Plan is effective beginning with the fiscal year ending January 2012.
§ 1
Administration
     The Annual Incentive Plan shall be administered by the Compensation Committee of the Board of Directors (“Compensation Committee”), each member of which is an “outside director” within the meaning of section 162(m) of the Internal Revenue Code.
§ 2
Eligibility
     Employees who are deemed to be key employees by the Compensation Committee in its sole discretion shall be eligible to be participants in the Annual Incentive Plan for any fiscal year.
§ 3
Performance Goals
     The Compensation Committee shall establish performance goals for each participant for a fiscal year no later than 90 days after the beginning of such year. The performance goals for each participant may be different and, further, each participant’s performance goals may be based on different business criteria, as referenced in the bonus eligible associate compensation guidelines. However, all performance goals for a participant who is a covered employee (within the meaning of Section 162(m) of the Internal Revenue Code) shall be based on one or both of the following business criteria as applied to the Company or any division, department or other part of the Company: (1) sales and (2) normalized earnings before interest and taxes.
     The Compensation Committee no later than 90 days after the beginning of each fiscal year shall establish objective rules for determining whether each participant’s performance goals for such fiscal year have been satisfied. Further, in determining whether the performance goals have been satisfied, the Compensation Committee may look at the performance of the Company as constituted on the first day of the fiscal year, the last day of the fiscal year, or either such date if there is an acquisition, disposition, or other corporate transaction involving the Company during such fiscal year.

     A bonus shall be paid to a participant under the Annual Incentive Plan for a fiscal year only to the extent the participant satisfies his or her performance goals for the bonus for such fiscal year and the Compensation Committee shall certify the extent, if any, to which a participant has satisfied his or her performance goals for a fiscal year. Finally, the Compensation Committee shall have the discretion to reduce (but not to increase) the bonus payable under the Annual Incentive Plan to any participant if the Compensation Committee for any reason deems such reduction appropriate under the circumstances. To the extent a participant is entitled to a bonus for a fiscal year, such bonus shall be paid in a lump sum cash payment no later than 90 days following the end of such fiscal year.
§ 4
Maximum Bonus Account
     The maximum annual bonus payable under the Annual Incentive Plan to any participant for any fiscal year is $2,500,000.
§ 5
Internal Revenue Code § 162(m)
     The Compensation Committee intends for the bonus payable under the Annual Incentive Plan to a participant who is a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code to be deductible under such section and for these Administrative Rules to be construed to effect such intent.
§ 6
Amendment and Termination
     The Compensation Committee has the power to amend the Annual Incentive Plan from time to time as the Compensation Committee deems necessary or appropriate and to terminate the plan if the Compensation Committee deems such termination is in our best interest.

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